Exhibit 5.1


                       JONES, WALDO, HOLBROOK & McDONOUGH
                       Post Office Box 45444 (84145-0044)
                           1500 First Interstate Plaza
                              170 South Main Street
                           Salt Lake City, Utah 84101

                                February 23, 2000


Lifschultz Industries, Inc.
641 West 59th Street
New York, New York  10019

         Re:      SEC Form S-8 Registration Statement

Gentlemen:

         We have examined the Registration Statement on Form S-8 (the "Registration Statement") as it is proposed to be filed by Lifschultz Industries, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC") on or around February 24, 2000. The Registration Statement will register with the SEC 100,000 shares of the Company's common stock (the "Shares") for public trading under the Securities Act of 1993, as amended. As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the stock option grants under which the Shares will be issued.

         It is our opinion that, when the Shares are sold in accordance with the Registration Statement (assuming compliance with the terms of options pertaining to any of the Shares), the Shares will be legally issued, fully paid, and non-assessable. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          JONES, WALDO, HOLBROOK & McDONOUGH

                                          /s/ Jones, Waldo, Holbrook & McDonough


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